Filed Pursuant to Rule 424(b)(5)
Registration No. 333-196387

Product Supplement to the Prospectus dated June 27, 2014
and the Prospectus Supplement dated June 27, 2014

Senior Medium-Term Notes, Series C
Non-Principal Protected Notes Linked to One or More Equity Securities

Bank of Montreal may offer and sell non-principal-protected notes linked to the performance of one or more equity securities (each, an “Underlying Stock”). The notes may be linked to shares of common stock, as well as equity securities of non U.S. issuers issued through depositary arrangements such as American depositary shares (“ADSs”).  We refer to the security or securities that are applicable to your notes as the “Underlying Asset.”  The payment at maturity on your notes will be based on the performance of the Underlying Asset during the term of your notes.  The notes are intended for investors who anticipate that the level of the Underlying Asset will increase (or, in the case of bearish notes, decrease) from its Initial Level to the Final Level on the applicable valuation date or dates.  Investors must be willing to forego interest payments on the notes and be willing to accept a return that may be negative, in which case you will receive at maturity less, and possibly significantly less, than your principal.

This product supplement describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus.  A separate term sheet or pricing supplement, as the case may be, will describe the terms that apply specifically to the notes, including any changes to the terms specified below.  We refer to these term sheets and pricing supplements generally as “pricing supplements.”  If the terms described in the applicable pricing supplement are inconsistent with those described in this product supplement or in the accompanying prospectus supplement or prospectus, the terms described in the applicable pricing supplement will control.

Unless otherwise specified in the applicable pricing supplement, we will not make periodic payments of interest on the notes.

At maturity, you will receive a payment in excess of the principal amount of your notes if the level of the Underlying Asset increases (or, in the case of bearish notes, decreases).  However, if the level of the Underlying Asset decreases (or, in the case of bearish notes, increases), then, depending upon the specific terms of your notes, you may receive an amount that is less than the principal amount of your notes.  Your notes may or may not include a “Buffer,” in which case you will lose a portion of your principal amount if the level of the Underlying Asset is less than (or in the case of bearish notes, greater than) a specified level.

The notes will not be listed on any securities exchange.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” and “General Terms of the Notes.”

Your investment in the notes involves certain risks.  We encourage you to read the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of this product supplement and in the “Risk Factors” sections beginning on page S-1 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus, so that you may better understand those risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy of this product supplement or the accompanying prospectus and prospectus supplement.  Any representation to the contrary is a criminal offense.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

BMO CAPITAL MARKETS CORP.

Product Supplement dated November 12, 2014

SUMMARY INFORMATION

We refer to the notes we are offering by this product supplement as the “notes.” Each of the notes, including your notes, has the terms described below and under “General Terms of the Notes.”  In addition, references to the “accompanying prospectus” mean the accompanying prospectus, dated June 27, 2014, as supplemented by the accompanying prospectus supplement, dated June 27, 2014, relating to our Series C Senior Medium-Term Notes.

Underlying Asset:
Your notes will be linked to one or more equity securities. Your notes may be linked to a “Basket” of two or more securities. We refer to each security included in a basket as a “Basket Component.” We refer to the issuer of the Underlying Stock as the “Underlying Stock Issuer.”

Interest Rate:	Unless otherwise specified in the applicable pricing supplement, we will not make periodic payments of interest on the notes.

Denominations:	Unless otherwise specified in the applicable pricing supplement, the notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Payment at Maturity Greater than Principal:
If the Final Level (as defined below) of the Underlying Asset exceeds (or in the case of bearish notes, is less than) the Initial Level (as defined below) then, depending upon the terms of your notes, and unless otherwise set forth in the applicable pricing supplement, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × Percentage Change × Upside Leverage Factor)

Your notes may be “Digital Return Notes.”  For Digital Return Notes, unless otherwise set forth in the applicable pricing supplement, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × Digital Return)

Your notes may be “Booster Notes.”  For Booster Notes, unless otherwise set forth in the applicable pricing supplement, your payment at maturity will be determined as follows:

If the Percentage Change is greater than the Booster Percentage (as defined below), then the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Percentage Change is greater than or equal to 0% but less than or equal to the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Booster Percentage)

For each of the above notes, the payment at maturity may be subject to a Maximum Redemption Amount (as defined below).  For Digital Return Notes, the payment at maturity will be limited to the return represented by the Digital Return.

Payment at Maturity Less than or Equal to Principal:
If the Final Level is less than (or in the case of bearish notes, greater than) or equal to the Initial Level, then, unless otherwise described in the applicable pricing supplement, the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change × Downside Leverage Factor)

However, if the relevant pricing supplement specifies that a “Buffer” is applicable to your notes, then:

If the Final Level is greater than or equal to (or in the case of bearish notes, less than or equal to) the Buffer Level (as defined below), then the payment at maturity will equal the principal amount of your notes.

If the Final Level is less than (or in the case of bearish notes, greater than) the Buffer Level, then the payment at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage) × Downside Leverage Factor]

In this case, if the Final Level is less than (or in the case of bearish notes, greater than) the Initial Level (or, if applicable, Buffer Level), then, at maturity, you will receive less than the principal amount of your notes.

Percentage Change:
Percentage Change will be calculated as follows (and expressed as a percentage):

Final Level – Initial Level
Initial Level

However, if your notes are bearish notes, the Percentage Change will be calculated as follows (and expressed as a percentage):

Initial Level – Final Level
Initial Level

Maximum Redemption Amount:
The Maximum Redemption Amount, if applicable, will be specified in the relevant pricing supplement.  If a Maximum Redemption Amount applies to your notes, then the payment at maturity will be limited to a percentage that will be set forth in the pricing supplement.

Cap:
The Cap, if applicable, will be specified in the relevant pricing supplement. If a Cap applies to your notes, the positive Percentage Change in the level of the Underlying Asset will be limited to the Cap.

Upside Leverage Factor:
As specified in the relevant pricing supplement, if applicable.  The Upside Leverage Factor may be less than, equal to or greater than 100%.  If the Upside Leverage Factor is less than 100%, you will participate in less than the full upside performance (or in the case of bearish notes, downside performance) of the Underlying Asset.  If the Upside Leverage Factor is greater than 100%, you will participate on a leveraged basis in the upside performance (or in the case of bearish notes, downside performance) of the Underlying Asset (subject to any applicable Maximum Redemption Amount).

Downside Leverage Factor:
As specified in the relevant pricing supplement, if applicable.  The Downside Leverage Factor may be less than, equal to or greater than 100%.  If the Downside Leverage Factor is less than 100%, you will participate in less than the full downside performance (or in the case of bearish notes, upside performance) of the Underlying Asset.  If the Downside Leverage Factor is greater than 100%, you will participate on a leveraged basis in the downside performance (or in the case of bearish notes, upside performance) of the Underlying Asset, and you may lose a greater portion of the principal amount of your investment.

Digital Return:
A percentage that will be specified in the applicable pricing supplement.  If a Digital Return applies to your notes, the return on your investment will be limited to the return represented by the Digital Return.

Booster Percentage:	A specified percentage increase (or in the case of bearish notes, decrease) in the level of the Underlying Asset. The Booster Percentage, if any, will be set forth in the relevant pricing supplement.

Buffer Level:
A specified level of the Underlying Asset that is less than (or in the case of bearish notes, greater than) the Initial Level.  The Buffer Level, if any, will be expressed as a percentage of the Initial Level and will be set forth in the relevant pricing supplement.

Buffer Percentage:	A specified percentage that will be set forth in the relevant pricing supplement, if applicable. For example, if the Buffer Level is 90% of the Initial Level, the Buffer Percentage will be 10%.

Barrier:
If so specified in the applicable pricing supplement, the notes will be subject to a Barrier. In such a case, holders of the notes will be subject to possible loss of all or a portion of the principal amount of the notes if the level of the Underlying Asset falls beneath (or in the case of bearish notes, exceeds) a specified Barrier Level during a specified observation period. See “General Terms of the Notes —Payment at Maturity—Payment at Maturity Less than or Equal to Principal—Notes with a Barrier Level.”

Initial Level:
As specified in the relevant pricing supplement.  Unless otherwise specified in the applicable pricing supplement, the Initial Level for a note linked to an Underlying Stock will be the closing price of that Underlying Stock on the applicable pricing date.  In the case of a note linked to a Basket, the Initial Level will be set forth in the applicable pricing supplement.

Final Level:
The closing price of the Underlying Asset on the valuation date (if there is one valuation date applicable to the notes) or the arithmetic average of the closing prices of the Underlying Asset on each of the valuation dates (if there is more than one valuation date applicable to the notes), or any other dates specified in the relevant pricing supplement.  In the case of a note linked to a Basket, the Final Level of the Basket will be the value of the Basket on the valuation date, or the arithmetic average of the value of the Basket on each of the valuation dates, as applicable, determined as described in more detail in the section entitled “General Terms of the Notes—Notes Linked to a Basket” in this product supplement.

Valuation Date(s):
Unless otherwise specified in the relevant pricing supplement, the valuation date, or if there is more than one valuation date, the final valuation date, will be the third trading day prior to the maturity date, subject to postponement as described below.

Additional Terms:	The applicable pricing supplement for your notes may set forth terms that are additional to, or different from, the terms described in this product supplement.

Maturity Date:
As specified in the applicable pricing supplement, subject to any prior automatic redemption, if applicable. If the valuation date or the final valuation date, as applicable, is postponed as described below, the maturity date will be postponed by the same number of trading day(s).

Automatic Redemption:	We may issue notes that are subject to automatic redemption. If your notes are subject to automatic redemption, the pricing supplement will set forth the terms upon which the notes will be redeemed.

Clearance and Settlement:	DTC

Listing:	The notes will not be listed on any securities exchange.

Calculation Agent:
Unless otherwise set forth in the applicable pricing supplement, BMO Capital Markets Corp. will serve as calculation agent for the notes.  The calculation agent will make all required determinations as to the amounts payable on the notes.

ADDITIONAL RISK FACTORS RELATING TO THE NOTES

An investment in the notes involves risks.  This section describes significant risks relating to the terms of the notes.  Before investing in the notes, you should read the following information about these risks, together with the other information contained in or incorporated by reference in the applicable pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus.

General Risks Relating to the Notes

Your investment in the notes may result in a loss.  The notes do not guarantee any return of principal unless otherwise specified in the relevant pricing supplement.  The amount payable on the notes at maturity will depend primarily on the Percentage Change in the level of the Underlying Asset from the Initial Level to the Final Level and may be less, and possibly significantly less, than the principal amount.  For notes without a buffer, if the Final Level is less than (or, in the case of bearish notes, greater than) the Initial Level, the return on your notes will be less than the principal amount.  For notes with a buffer, if the Final Level is less than (or, in the case of bearish notes, greater than) the Buffer Level, the return on your notes will be less than the principal amount.  In the case of notes with a Downside Leverage Factor greater than 100%, your notes will participate in the downside performance (or, in the case of bearish notes, upside performance) of the Underlying Asset on a leveraged basis.  Depending on the Downside Leverage Factor and the other terms of your notes, you may lose all or a substantial portion of the amount that you invested to purchase the notes.

The notes do not pay interest and your return may be lower than the return on a conventional debt security of comparable maturity. Unless otherwise specified in the applicable pricing supplement, there will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The yield that you will receive on your notes, which could be negative, may be less than the yield you could earn if you purchased a standard senior debt security of Bank of Montreal with the same maturity date.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The appreciation potential of the notes may be limited. If your notes are subject to a Maximum Redemption Amount, a Cap, or a Digital Return, they will provide less opportunity to participate in the appreciation (or, in the case of bearish notes, depreciation) of the Underlying Asset than an investment in a security linked to the Underlying Asset providing full participation in the appreciation (or, in the case of bearish notes, depreciation), because the payment at maturity will not exceed the Maximum Redemption Amount or the principal amount plus the Digital Return, as applicable, and the positive Percentage Change in the level of the Underlying Asset will be limited to the Cap, if applicable.  Accordingly, your return on the notes may be less than your return would be if you made an investment in a security directly linked to the positive (or, in the case of bearish notes, negative) performance of the Underlying Asset.

Owning the notes is not the same as owning the Underlying Asset or a security directly linked to the performance of the Underlying Asset.  The return on your notes will not reflect the return you would realize if you actually owned the Underlying Asset or a security directly linked to the performance of the Underlying Asset and held that investment for a similar period.  For example, your return on the notes will not reflect the return you would receive if you actually owned the Underlying Asset and received the dividends paid on the Underlying Stock. Your notes may trade quite differently from the Underlying Asset.  Changes in the level of the Underlying Asset may not result in comparable changes in the market value of your notes.  Even if the level of the Underlying Asset increases (or, in the case of bearish notes, decreases) from the Initial Level during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes prior to maturity to decrease while the level of the Underlying Asset increases (or, in the case of bearish notes, decreases).

The notes may not have an active trading market.  Your notes will not be listed on any securities exchange, and there may be little or no secondary market for your notes.  Even if a secondary market for your notes develops, it may not provide significant liquidity.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.  If you sell your notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

The market value of your notes may be influenced by many unpredictable factors. The following factors, many of which are beyond our control, may influence the market value of your notes:

•
the level of the Underlying Asset, including, in the case of notes that have a buffer, whether the level of the Underlying Asset trades or closes at a level below (or in the case of bearish notes, above) the Buffer Level;

•	if your notes are subject to a Maximum Redemption Amount, a Cap, or a Digital Return, your potential return on the notes will be limited;

•	the volatility of the price of the Underlying Asset;

•	the dividend rate on the Underlying Stock;

•
economic, financial, political, military, regulatory, legal and other events that affect the applicable securities markets generally and the U.S. markets in particular, and which may affect the level of the Underlying Asset;

•	interest rates in the market; and

•	the time remaining to maturity of the notes.

These factors may influence the market value of your notes if you sell your notes before maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes.  If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the market value of the notes.  The notes are our senior unsecured debt securities.  As a result, your receipt of interest payments (if applicable) and the amount due on the maturity date are each dependent upon our ability to repay our obligations at that time.  This will be the case even if the level of the Underlying Asset increases (or, in the case of bearish notes, decreases) after the pricing date.  No assurance can be given as to what our financial condition will be at any time during the term of the notes.

If your notes are linked to a Basket, changes in the level of one or more Basket Components may be offset by changes in the level of one or more other Basket Components.  Your notes may be linked to a Basket.  In such a case, a change in the levels of one or more Basket Components may not correlate with changes in the levels of one or more other Basket Components.  The level of one or more Basket Components may increase, while the level of one or more other Basket Components may not increase as much, or may even decrease.  The opposite changes may occur in the case of bearish notes.  Therefore, in determining the level of the Basket as of any time, increases (or, in the case of bearish notes, decreases) in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases (or, in the case of bearish notes, lesser decreases and increases) in the level of one or more other Basket Components.  If the weightings of the applicable Basket Components are not equal, changes in the level of the Basket Components which are more heavily weighted could have a disproportionately adverse impact upon your notes.

The amount to be paid at maturity will not be affected by all developments relating to the Underlying Asset. Changes in the level of the Underlying Asset during the term of the notes before or between the relevant valuation date or valuation dates will not be reflected in the calculation of the payment at maturity.  The calculation agent will calculate this amount by comparing only the Final Level to the Initial Level (or the Buffer Level, as applicable).  No other levels of the Underlying Asset will be taken into account.  As a result, you may receive less than the principal amount of your notes, even if the level of the Underlying Asset has increased (or, in the case of bear notes, decreased) at certain times during the term of the notes before decreasing to a level below (or, in the case of bearish notes, increasing to a level above) the Initial Level (or Buffer Level, as applicable) and, if applicable, below (or, in the case of bearish notes, above) the Barrier Level as of the relevant dates.

We will not hold any shares comprising the Underlying Asset for your benefit.  The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities that may comprise the Underlying Asset that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any shares for your benefit, including any securities included in an Underlying Asset.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those shares that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You must rely on your own evaluation of the merits of an investment linked to the Underlying Asset.  In the ordinary course of their business, our affiliates may have expressed views on expected movements in any Underlying Asset or its components, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to any Underlying Asset or its components may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the applicable Underlying Asset or its components from multiple sources, and you should not rely solely on views expressed by our affiliates.

The Initial Level may be determined after the pricing date of the notes.  If so specified in the relevant pricing supplement, the Initial Level will be determined based on the arithmetic average of the closing levels of the Underlying Asset on certain specified dates.  One or more of these days may occur on or following the pricing date or the issue date of the notes; as a result, the Initial Level may not be determined, and you may therefore not know such value, until after the issue date.  If there are any increases (or in the case of bearish notes, decreases) in the closing levels of the Underlying Asset on any relevant dates used to determine the Initial Level that occur after the pricing date, and such increases (or decreases) result in the Initial Level being higher (or in the case of bearish notes, lower) than the closing level on the pricing date, this may establish higher levels (or in the case of bearish notes, lower levels) that the Underlying Asset must achieve for you to attain a positive return on your investment or to avoid a loss of principal at maturity.

Our trading and other transactions relating to the Underlying Asset or its components, futures, options or other derivative products may adversely affect the market value of the notes.  As described below under “Use of Proceeds and Hedging,” we or one or more affiliates may hedge our obligations under the notes by purchasing or selling shares included in the Underlying Asset, futures or options relating to the Underlying Asset, or other derivative instruments with returns linked or related to changes in the performance of the Underlying Asset.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to do so, any of these hedging activities may adversely affect the market price of the Underlying Asset, and, therefore, the market value of the notes, and the amounts payable at maturity.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the notes decreases.

We or one or more of our affiliates may also engage in trading relating to the Underlying Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades.  Any of these activities could adversely affect the level of the Underlying Asset and, therefore, the market value of the notes.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Asset.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

The inclusion of the underwriting commission and hedging profits, if any, in the original public offering price of the notes and certain hedging costs are likely to adversely affect the price at which you can sell your notes.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMO Capital Markets Corp. may be willing to purchase the notes in secondary market transactions (if BMO Capital Markets Corp. makes a market in the notes) will be lower than the initial public offering price.  The initial public offering price will include, and any price quoted to you is likely to exclude, the underwriting commission paid in connection with the initial distribution.  The initial public offering price may also include, and any price quoted to you would be likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes.  In addition, any such bid price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction such as dealer discounts, mark-ups and other transaction costs.  In addition, any such prices may differ from values determined by pricing models used by BMO Capital Markets Corp.

Our business activities and the business activities of our affiliates may create conflicts of interest.  As noted above, we and our affiliates expect to engage in trading activities related to the Underlying Asset or its components that are not for the account of holders of the notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the level of the Underlying Asset or its components, could be adverse to the interests of the holders of the notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the equity securities included in an Underlying Asset, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Underlying Asset or its components.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities by us or one or more of our affiliates may affect the level of the Underlying Asset or its components and, therefore, the market value of the notes.

The calculation agent can postpone the determination of the Final Level if a market disruption event occurs.  The determination of the Final Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on any valuation date with respect to the Underlying Asset.  If such a postponement occurs, the calculation agent will use the closing level of the Underlying Asset on the first subsequent business day on which no market disruption event occurs or is continuing.  In no event, however, will any valuation date be postponed by more than ten trading days.  As a result, if a market disruption event occurs or is continuing on a valuation date, the maturity date for the notes could also be postponed, although not by more than ten trading days.

If the determination of the level of the Underlying Asset for any valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the level of the Underlying Asset will be determined by the calculation agent.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the level that would have prevailed in the absence of the market disruption event.  See “General Terms of the Notes—Market Disruption Events.”

As calculation agent, BMO Capital Markets Corp. will have the authority to make determinations that could affect the value of your notes and your payment at maturity.  As calculation agent for your notes, BMO Capital Markets Corp. will have discretion in making various determinations that affect your notes, including determining the Final Level, determining whether any market disruption events have occurred, and determining whether certain corporate events have occurred with respect to the Underlying Asset.  The exercise of this discretion by BMO Capital Markets Corp. could adversely affect the value of your notes and may present BMO Capital Markets Corp., which is our wholly owned subsidiary, with a conflict of interest.

The historical performance of the Underlying Asset or its components should not be taken as an indication of their future performance. The level of the Underlying Asset will determine the amount to be paid on the notes at maturity.  The historical performance of the Underlying Asset or its components does not necessarily give an indication of their future performance.  As a result, it is impossible to predict whether the level of the Underlying Asset will rise or fall during the term of the notes.  The level of the Underlying Asset and its components will be influenced by complex and interrelated political, economic, financial and other factors.

Significant aspects of the tax treatment of the notes are uncertain.  The tax treatment of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product supplement.

If the Underlying Asset is or includes the type of financial asset described under Section 1260 of the Code, while the matter is not entirely clear, unless otherwise specified in the applicable pricing supplement, there exists a substantial risk that an investment in a note is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Code applies.  If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a United States holder in respect of a note will be recharacterized as ordinary income  and certain interest charges may apply. See the section entitled “Supplemental Tax Considerations – Supplemental U.S. Federal Income Tax Considerations – Potential Application of Section 1260 of the Code.”

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Tax Considerations” in this product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Insurance companies and employee benefit plans should carefully review the legal issues of an investment in the notes. Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended (the “Code”), including an IRA or Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes.  These issues are discussed in more detail in the section “Employee Retirement Income Security Act” below.

Risks Relating to the Applicable Underlying Stocks

You will not have any shareholder rights and will have no right to receive any shares included in the Underlying Asset at maturity.  Investing in your notes will not make you a holder of any of the Underlying Stocks. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any of these securities.

No Underlying Stock Issuer will have any role or responsibilities with respect to the notes.  No Underlying Stock Issuer will authorize or approve the notes, or be involved in any offering of the notes.  No such company will have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, including taking any corporate actions that might affect the value of the Underlying Stock or the notes.  No such company will receive any of the proceeds from any offering of the notes.  No Underlying Stock Issuer will be responsible for, or participate in, the determination or calculation of the amounts receivable by holders of the notes.

An investment in the notes may be subject to risks associated with non-U.S. securities markets.  An Underlying Stock may have been issued by a non-U.S. company or may be listed on a non-U.S. stock exchange, in addition to its U.S. listing.  Therefore, the return on the notes may be affected by factors affecting the value of securities in the relevant non-U.S. markets, this involves particular risks.  Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets.  Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets.  Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about U.S. companies, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities of non U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country.  These factors, which could negatively affect the relevant Underlying Stock, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

We do not control any Underlying Stock Issuer and we are not responsible for any disclosure made by any other company.  Except to the extent set forth in the applicable pricing supplement, neither we nor any of our affiliates have the ability to control the actions of any Underlying Stock Issuer.  We do not assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Underlying Stock. We are not responsible for any other issuer’s public disclosure of information on itself or the Underlying Stock, whether contained in SEC filings or otherwise. We will not perform any due diligence procedures with respect to the applicable Underlying Stock Issuer.  You should make your own investigation into the applicable Underlying Stock Issuer.

You will have limited anti-dilution protection with respect to an Underlying Stock.  The calculation agent will make certain adjustments for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the applicable issuer’s capital structure, but only in the situations we describe in “General Terms of the Notes—Anti-dilution Adjustments” below.  The calculation agent will not be required to make an adjustment for every corporate event that may affect the relevant security.  For example, the calculation agent will not make any adjustments for events such as an offering by an Underlying Stock Issuer of equity securities or a tender or exchange offer for less than all outstanding shares of that issuer by a third party.  Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the price of the Underlying Stock, and adversely affect the value of your notes.

Additional Risks Relating to Underlying Stocks that Are ADSs

The value of the Underlying Stock may not accurately track the value of the common shares of the applicable company.  If an Underlying Stock is an ADS, each share of the Underlying Stock will represent shares of the relevant company (an “Underlying Company”).  The trading patterns of the ADSs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADSs may not completely track the value of those shares.  Trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADSs.  For example, certain factors may increase or decrease the public float of the ADSs and, as a result, the ADSs may have less liquidity or lower market value than the common shares of the Underlying Company.

Adverse trading conditions in the applicable non-U.S. market may negatively affect the value of the Underlying Stock.  Holders of an Underlying Company’s ADSs may usually surrender the ADSs in order to receive and trade the underlying common shares.  This provision permits investors in the ADSs to take advantage of price differentials between markets.  However, this provision may also cause the market prices of the Underlying Stock to more closely correspond with the values of the common shares in the applicable non-U.S. markets.  As a result, a market outside of the U.S. for the underlying common shares that is not liquid may also result in an illiquid market for the ADSs.

Other Risk Factors Relating to the Applicable Underlying Asset

The relevant pricing supplement may set forth additional risk factors as to the Underlying Asset that you should review prior to purchasing the notes.

GENERAL TERMS OF THE NOTES

This product supplement and the accompanying prospectus dated June 27, 2014 relating to the notes, should be read together.  Because the notes are part of a series of our senior debt securities called Senior Medium-Term Notes, Series C, this product supplement and the accompanying prospectus should also be read together with the accompanying prospectus supplement, dated June 27, 2014.  Terms used but not defined in this product supplement have the meanings given them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.

The notes will be issued in book-entry form through The Depository Trust Company.  Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of the Debt Securities We May Offer—Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of senior debt securities entitled “Senior Medium-Term Notes, Series C” that we may issue from time to time under the senior indenture, dated January 25, 2010, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee.  Terms that apply generally to our medium term notes are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement.  The terms described in this document supplement those described in the accompanying prospectus and the accompanying prospectus supplement, and, if the terms described here are inconsistent with those described in those documents, the terms described in this product supplement are controlling.

Unless otherwise set forth in the applicable pricing supplement, we will not pay periodic interest payments on the notes.  If any payment date, including the maturity date, falls on a day that is not a business day, we will pay the required payment on the first subsequent business day, and no additional interest will accrue on the notes as a result.

Payment at Maturity

Percentage Change.  At maturity, subject to our credit risk as issuer of the notes, you will receive a cash payment that is based on the performance of the Underlying Asset.  The payment at maturity will depend upon the Percentage Change of the Underlying Asset.  Unless otherwise set forth in the applicable pricing supplement, the Percentage Change will be calculated as follows (and expressed as a percentage):

Final Level – Initial Level
Initial Level

However, if your notes are bearish notes, the Percentage Change will be calculated as follows (and expressed as a percentage):

Initial Level – Final Level
Initial Level

Initial Level.  The relevant pricing supplement will set forth the Initial Level of the Underlying Asset.  Unless otherwise specified in the relevant pricing supplement, the Initial Level of an Underlying Stock will be its official closing price on the pricing date.  The Initial Level may also be the average of the closing prices of the applicable Underlying Stock on two or more days before and/or after the pricing date.  In the case of a note linked to a Basket, the Initial Level will be a level specified in the applicable pricing supplement.

Final Level.  Unless otherwise specified in the relevant pricing supplement, the Final Level for any Underlying Stock on any trading day will equal the official closing price, regular way, for the security, on a per-share or other unit basis:

•	on the principal national securities exchange on which that Underlying Asset is listed for trading on that day; or

•	if that security is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of that Underlying Stock.

If the Underlying Stock is not listed or traded as described above, then the closing price for that Underlying Stock on any trading day will be the average, as determined by the calculation agent, of the bid prices (or, in the case of bearish notes, offer prices) for the Underlying Stock obtained from as many dealers in that Underlying Asset selected by the calculation agent, in its sole discretion, as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of our other affiliates.

In the case of a note linked to a Basket, the Final Level of the Basket will be the value of the Basket on the valuation date, or the arithmetic average of the value of the Basket on each of the valuation dates, as applicable, determined as described in more detail in the section entitled “—Notes Linked to a Basket” in this product supplement.

Payment at Maturity in Excess of Principal

General.  If the Final Level is greater than (or in the case of bearish notes, less than) the Initial Level, then, at maturity, you will receive an amount equal to:

Principal Amount + (Principal Amount × Percentage Change × Upside Leverage Factor)

The Upside Leverage Factor represents the extent to which your notes will participate in the upside performance (or in the case of bearish notes, downside performance) of the Underlying Asset.  The Upside Leverage Factor may be less than, equal to, or greater than 100%.  If the Upside Leverage Factor is less than 100%, your notes will participate in less than the full upside performance (or in the case of bearish notes, downside performance) of the Underlying Asset.  If the Upside Leverage Factor is greater than 100%, your notes will participate in the upside performance (or in the case of bearish notes, downside performance) on a leveraged basis.  The Upside Leverage Factor will be specified in the relevant pricing supplement, if applicable.

Digital Return Notes.  Your notes may be “Digital Return Notes.”  For Digital Return Notes, unless otherwise set forth in the applicable pricing supplement, if the Final Level is greater than (or in the case of bearish notes, less than) the Initial Level, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × Digital Return)

If your notes are Digital Return Notes, the positive return on your notes will be limited to the Digital Return that will be specified in the applicable pricing supplement.

Booster Notes.  Your notes may be “Booster Notes.”  For Booster Notes, unless otherwise set forth in the applicable pricing supplement, if the Final Level is greater than (or in the case of bearish notes, less than) the Initial Level, the payment at maturity will be determined as follows:

If the Percentage Change is greater than (or in the case of bearish notes, less than) the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Percentage Change is greater than (or in the case of bearish notes, less than) or equal to 0% but less than or equal to the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Booster Percentage)

Payment at Maturity Less than or Equal to Principal

Notes Without a Buffer.  If the Final Level is less than (or in the case of bearish notes, greater than) or equal to the Initial Level, then, unless otherwise described in the applicable pricing supplement, the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change × Downside Leverage Factor)

In this case, if the Final Level is less than (or in the case of bearish notes, greater than) the Initial Level, then, at maturity, you will receive less than the principal amount of your notes.

The Downside Leverage Factor represents the extent to which your notes will participate in the downside performance (or in the case of bearish notes, upside performance) of the Underlying Asset.  The Downside Leverage Factor may be less than, equal to, or greater than 100%.  If the Downside Leverage Factor is less than 100%, your notes will participate in less than the full downside performance (or in the case of bearish notes, upside performance) of the Underlying Asset.  If the Downside Leverage Factor is greater than 100%, your notes will participate in the downside performance (or in the case of bearish notes, upside performance) on a leveraged basis.  The Downside Leverage Factor will be specified in the relevant pricing supplement, if applicable.  Depending on the Downside Leverage Factor, you may lose all or a substantial portion of the amount that you invested to purchase the notes; however, in no event will you lose more than your initial investment.

Notes with a Buffer.  If the relevant pricing supplement specifies that a “Buffer” is applicable to your notes, then, if the Final Level less than or equal to (or in the case of bearish notes, greater than or equal to) the Initial Level, but is greater than or equal to (or in the case of bearish notes, less than or equal to) the Buffer Level, then the payment at maturity will equal the principal amount of your notes.

However, if the Final Level is less than (or in the case of bearish notes, greater than) the Buffer Level, then the payment at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)
× Downside Leverage Factor]

The applicable Buffer Level and Buffer Percentage will be set forth in the applicable pricing supplement.

Notes with a Barrier Level.  We may issue notes that have a specified “Barrier Level.”  For these notes, we will pay an amount at maturity that is less than the principal amount of the notes only if (a) the Final Level is less than (or in the case of bearish notes, greater than) the applicable Initial Level (or, if applicable, Buffer Level), as set forth above, and (b) a “Barrier Event” occurs.  A “Barrier Event” will be deemed to occur if the level of the Underlying Asset (as set forth in the applicable pricing supplement) is less than (or in the case of bearish notes, greater than) a Barrier Level during an observation period that will be specified in the applicable pricing supplement.  The provisions relating to the Barrier Level, together with any risk factors, will be set forth in the applicable pricing supplement.

Notes Linked to a Basket

If your notes are linked to a Basket, each Basket Component will be assigned a “Weighting Percentage” that will be set forth in the applicable pricing supplement. The sum of the Weighting Percentages of the Basket Components will equal 100%. The Basket Components may or may not have equal Weighting Percentages.

The “Initial Basket Component Level” of each Basket Component will be set forth in the applicable pricing supplement.  Unless otherwise set forth in the applicable pricing supplement, the value of any Basket Component on any trading day, including any valuation date, will be its official closing level.

The Initial Level will be set forth in the applicable pricing supplement.  Unless otherwise set forth in the applicable pricing supplement, the “Final Level” will equal the Initial Level multiplied by the Percentage Change.  The Percentage Change for notes linked to a Basket will equal the sum of the “Weighted Percentage Change” for each Basket Component.  The “Weighted Percentage Change” will be equal to the product of (a) the applicable Weighting Percentage and (b) the percentage change in the value of the Basket Component from its Initial Basket Component Level set on the pricing date to its value on the valuation date.  If there is more than one valuation date for your notes, the final value of each Basket Component will be equal to the arithmetic average of the closing values of that Basket Component on each of the valuation dates.

When we refer to the level of a Basket during the term of the notes, we are referring to the value that would be determined if the Percentage Change was calculated as of that day.

Valuation Date

Unless otherwise specified in the relevant pricing supplement, the valuation date (if there is only one valuation date applicable to the notes) or the final valuation date (if there is more than one valuation date applicable to the notes) will be the third trading day before the maturity date specified in the relevant pricing supplement.  If the calculation agent determines that a market disruption event occurs or is continuing on any valuation date applicable to the notes, the Final Level will be determined according to the calculation in “—Market Disruption Events” below.

Maturity Date

Unless otherwise specified in the relevant pricing supplement, the maturity date will be the third scheduled business day following the valuation date or the final valuation date, as applicable, unless that date is not a business day, in which case the maturity date will be the next following business day.  The maturity date will be postponed by the same number of trading days as the valuation date or the final valuation date, as applicable, if a market disruption event occurs or is continuing as described above.  However, no interest will accrue past the maturity date specified in the relevant pricing supplement.

Certain Definitions

Business Day.  Unless otherwise set forth in the applicable pricing supplement, “business day” means a day of the week other than Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City, Toronto, or Montreal.

Trading Day.  Unless otherwise set forth in the applicable pricing supplement, “trading day” is any day, as determined by the calculation agent, on which trading is generally conducted on the relevant primary U.S. exchange for the applicable Underlying Stock.

Automatic Call

If so specified in the applicable pricing supplement, your notes will be subject to automatic redemption.  The terms relating to any such redemption will be set forth in the applicable pricing supplement.

Market Disruption Events

If the calculation agent determines that, on a valuation date and/or, if your notes are subject to automatic early redemption, on a call date, a market disruption event has occurred or is continuing with respect to an Underlying Stock, the determination of the Final Level and/or, if applicable, the closing price of the applicable Underlying Stock, may be postponed.  If such a postponement occurs, the calculation agent will use the closing price of the Underlying Stock on the first subsequent trading day on which no market disruption event occurs or is continuing.  However, in no event will the determination of the Final Level and/or, if applicable, the closing price of the applicable Underlying Stock, be postponed by more than ten trading days.

If the determination of the Final Level and/or, if applicable, the closing price of the applicable Underlying Stock, is postponed to the last possible day, but a market disruption event for the Underlying Stock occurs or is continuing on that day, that day will be the date on which the Final Level and/or, if applicable, the closing price of the applicable Underlying Stock, will be determined by the calculation agent.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Level and/or, if applicable, the closing price of the applicable Underlying Stock that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

•
a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the calculation agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the calculation agent;

•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the security in its primary market;

•
the closure on any day of the primary market for that security on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this product supplement.

Anti-dilution Adjustments

The Initial Level, and any Initial Basket Component Level, the Buffer Level and any Barrier Level or Call Level, if applicable (each, a “Relevant Level” and collectively, the “Relevant Levels”) will be specified in the applicable pricing supplement.  The calculation agent will adjust each Relevant Level if any of the dilution events described below occur with respect to the Underlying Stock.

The calculation agent will adjust the Relevant Levels as described below, but only if an event below under this section occurs with respect to the Underlying Stock and only if the relevant event occurs during the period described under the applicable subsection.  The Relevant Levels will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect the Underlying Stock.

If more than one anti-dilution event requiring adjustment occurs with respect to the Relevant Levels, the calculation agent will adjust the Relevant Levels for each event, sequentially, in the order in which the events occur, and on a cumulative basis.  Therefore, having adjusted the applicable Relevant Levels for the first event, the calculation agent will adjust the applicable Relevant Levels for the second event, applying the required adjustment to the Relevant Levels as already adjusted for the first event, and so on for each event.

If an event requiring an anti-dilution adjustment occurs, the calculation agent will make the adjustment in an attempt to offset, to the extent practical, any change in the economic position of the holder and us, relative to your note, that results solely from that event.  The calculation agent may, in its sole discretion, modify the anti-dilution adjustments set forth in the section as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own.  Each outstanding share will be worth less as a result of a stock split or stock dividend.

If the Underlying Stock is subject to a stock split or receives a stock dividend, then the calculation agent will adjust the Relevant Levels by dividing the prior Relevant Levels before the stock split or stock dividend by an amount equal to:  (1) the number of shares of the Underlying Stock outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the Underlying Stock outstanding immediately before the stock split or stock dividend becomes effective.  The Relevant Levels will not be adjusted, however, unless:

•
in the case of a stock split, the first day on which the Underlying Stock trades without the right to receive the stock split occurs after the pricing date and on or before the applicable valuation date or call date; or

•	in the case of a stock dividend, the ex-dividend date occurs after the pricing date and on or before the applicable valuation date or call date.

The ex-dividend date for any dividend or other distribution with respect to the Underlying Stock is the first day on which the Underlying Stock trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth more as a result of a reverse stock split.

If the Underlying Stock is subject to a reverse stock split, then the calculation agent will adjust the Relevant Levels by multiplying the prior Relevant Levels by a number equal to:  (1) the number of shares of the Underlying Stock outstanding immediately before the reverse stock split becomes effective; divided by (2) the number of shares of the Underlying Stock outstanding immediately after the reverse stock split becomes effective.  The Relevant Levels will not be adjusted, however, unless the reverse stock split becomes effective after the pricing date and on or before the applicable valuation date or call date.

Extraordinary Dividends

Any distribution or dividend on the Underlying Stock determined by the calculation agent to be a distribution or dividend that is not in the ordinary course of the issuer’s historical dividend practices will be deemed to be an extraordinary dividend.  The calculation agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend.  Each outstanding share will be worth less as a result of an extraordinary dividend.

If any extraordinary dividend occurs with respect to the Underlying Stock, the calculation agent will adjust the Relevant Levels to equal the product of:  (1) the prior Relevant Levels, times (2) a fraction, the numerator of which is the amount by which the closing price of the Underlying Stock on the trading day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is the closing price of the Underlying Stock on the trading day before the ex-dividend date.  The Relevant Levels will not be adjusted, however, unless the ex-dividend date occurs after the pricing date and on or before the applicable valuation date or call date.

The extraordinary dividend amount with respect to an extraordinary dividend for the Underlying Stock equals:

•
for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the Underlying Stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the Underlying Stock; or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent.  A distribution on the Underlying Stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the Relevant Levels, only as described under “— Stock Splits and Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the Underlying Stock Issuer issues transferable rights or warrants to all holders of the Underlying Stock to subscribe for or purchase the Underlying Stock at an exercise price per share that is less than the closing price of the Underlying Stock on the business day before the ex-dividend date for the issuance, then the Relevant Levels will be adjusted by multiplying the prior Relevant Levels by the following fraction:

•
the numerator will be the number of shares of the Underlying Stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the Underlying Stock that the aggregate offering price of the total number of shares of the Underlying Stock so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the closing price on the trading day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day before that ex-dividend date.

•
the denominator will be the number of shares of the Underlying Stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the Underlying Stock offered for subscription or purchase under those transferable rights or warrants.

The Relevant Levels will not be adjusted, however, unless the ex-dividend date described above occurs after the pricing date and on or before the applicable valuation date or call date.

Reorganization Events

If the Underlying Stock Issuer undergoes a reorganization event in which property other than the Underlying Stock—e.g., cash and securities of another issuer—is distributed in respect of the Underlying Stock, then, for purposes of calculating the price of the Underlying Stock, the calculation agent will determine the closing price of the Underlying Stock on the valuation date to equal the value of the cash, securities and other property distributed in respect of one share of the Underlying Stock.

If the calculation agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the calculation agent will, in its sole discretion, substitute another stock for that Underlying Stock.

Each of the following is a reorganization event with respect to the Underlying Stock:

•	the Underlying Stock is reclassified or changed;

•
the Underlying Stock Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

•	a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

•	the Underlying Stock Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•
the Underlying Stock Issuer effects a spin-off—that is, issues to all holders of the Underlying Stock equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the Underlying Stock Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

•	another entity completes a tender or exchange offer for all of the outstanding stock of the Underlying Stock Issuer.

Valuation of Distribution Property

If a reorganization event occurs with respect to the Underlying Stock, and the calculation agent does not substitute another stock for the Underlying Stock as described in “— Substitution” below, then the calculation agent will determine the applicable closing price on each valuation date so as to equal the value of the property — whether it be cash, securities or other property — distributed in the reorganization event in respect of one share of the Underlying Stock, as the Underlying Stock existed before the date of the reorganization.  We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below.  The calculation agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the pricing date and on or before the applicable valuation date or call date.

For the purpose of making a determination required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion.  For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant date.  The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate.  If a holder of the Underlying Stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the closing price of the Underlying Stock on a valuation date to equal the value of the distribution property distributed in the event, as described above, the calculation agent will make further determinations for later events that affect the distribution property considered in determining the closing price.  The calculation agent will do so to the same extent that it would make determinations if the Underlying Stock were outstanding and were affected by the same kinds of events.

For example, if the Underlying Stock Issuer merges into another company and each share of the Underlying Stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on each valuation date the closing price of a share of the Underlying Stock will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash.  The calculation agent will further determine the common share component of such closing price to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in “— Anti-Dilution Adjustments” or as described above in this “— Reorganization Events” section as if the common shares were the Underlying Stock.  In that event, the cash component will not be redetermined but will continue to be a component of the closing price.

When we refer to “distribution property”, we mean the cash, securities and other property distributed in a reorganization event in respect of the Underlying Stock. If an adjustment resulting from a prior reorganization had occurred, the “distribution property” will mean the cash, securities and other property distributed in respect of any securities whose value determines the closing price on a valuation date. In the case of a spin-off, the distribution property also includes the Underlying Stock in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the Underlying Stock as described above.  Consequently, in this product supplement, when we refer to the Underlying Stock, we mean any distribution property that is distributed in a reorganization event in respect of the Underlying Stock.  Similarly, when we refer to the Underlying Stock Issuer, we mean any successor entity in a reorganization event.

Substitution

If the calculation agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to the Underlying Stock upon becoming subject to a reorganization event, then the calculation agent will, in its sole discretion, substitute another stock for the Underlying Stock.  In such case, the adjustments described above in “— Valuation of Distribution Property” will not apply.

If the calculation agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange or quotation system as a substitute for the Underlying Stock.  For all purposes, the substitute stock will be deemed to be a stock for purposes hereof.

The calculation agent will determine, in its sole discretion, each Relevant Level and/or the manner of valuation of the substitute stock.  The calculation agent will have the right to make such adjustments to the calculation of the individual stock performance as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

Adjustments Relating to ADSs

The Underlying Stock may consist of ADSs of the Underlying Company.  As a result, for purposes of this section, the calculation agent will consider the effect of any of the relevant events on the holders of the Underlying Stock.  For example, if a holder of the Underlying Stock receives an extraordinary dividend, the provisions described in this section would apply to the Underlying Stock. On the other hand, if a spin-off occurs, and the Underlying Stock represents both the spun-off security as well as the existing Underlying Stock, the calculation agent may determine not to effect the anti-dilution adjustments set forth in this section.  More particularly, the calculation agent may not make an adjustment (1) if holders of the Underlying Stock are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth in this section or (2) to the extent that the calculation agent determines that the Underlying Company or the depositary for the ADSs has adjusted the number of common shares of the Underlying Company represented by each share of Underlying Stock so that the market price of the Underlying Stock would not be affected by the corporate event in question.

If the Underlying Company or the depository for the ADSs, in the absence of any of the events described in this section, elects to adjust the number of common shares of the Underlying Company represented by each share of Underlying Stock, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depository for the ADSs may also make adjustments in respect of the ADSs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depository, the calculation agent may adjust such terms and conditions of the notes as the calculation agent determines appropriate to account for that event.

Other Events and Adjustments

The calculation agent may make such adjustments to the terms of the notes with respect to any of the events described above, as it deems in its discretion is necessary to ensure an equitable result. With respect to notes linked to a Basket, the adjustments described above shall be used to calculate the market value of the applicable Underlying Stock.  See “—Notes Linked to a Basket.”

Delisting of ADSs or Termination of ADS Facility

If the Underlying Stock is an ADS that is no longer listed or admitted to trading on a U.S. securities exchange registered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or included in the OTC Bulletin Board Service operated by FINRA, or if the ADS facility between the Underlying Company and the ADS depositary is terminated for any reason, then, on and after the date that the Underlying Stock is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the notes will be deemed to be linked to the common shares of the Underlying Company, and the calculation agent will determine the payment at maturity by reference to such common shares.  Under such circumstances, the calculation agent may modify any terms of the notes as it deems necessary, in its sole discretion, to ensure an equitable result. On and after the termination date, for all purposes, including the determination of the Final Level, the closing price of the Underlying Company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Events of Default

Unless otherwise specified in the applicable pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount of cash equal to the amount payable as described under the caption “—Payment at Maturity,” calculated as if the date of acceleration were the valuation date or the final valuation date, as applicable, together with accrued and unpaid interest (if applicable to your notes) through the date of acceleration.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Role of the Calculation Agent

The calculation agent will make all determinations regarding the level of the Underlying Asset, business days, market disruption events, any required anti-dilution adjustments, the default amount, and the amount payable on your notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or calculations by the calculation agent.

Please note that our affiliate, BMO Capital Markets Corp., is expected to serve as the calculation agent for the notes.  We may change the calculation agent for your notes at any time after the date of this product supplement without notice and BMO Capital Markets Corp. may resign as calculation agent at any time upon 60 days written notice to us.

Listing

Your notes will not be listed on any securities exchange.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus and the accompanying prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

We or our affiliates expect to enter into hedging transactions involving, among other transactions, purchases or sales of the securities included in or linked to the Underlying Asset, or listed or over-the-counter options, futures and other instruments linked to the Underlying Asset or its components.  In addition, from time to time after we issue the notes, we or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes.  Consequently, with regard to your notes, from time to time we or our affiliates expect to acquire or dispose of securities included in the Underlying Asset or positions in listed or over-the-counter options, futures or other instruments linked to the Underlying Asset or its components.

We or our affiliates may acquire a long position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

 In the future, we or our affiliates expect to close out hedge positions relating to the notes and possibly relating to other securities or instruments with returns linked to the Underlying Asset or its components.  We expect these steps to involve sales of instruments linked to the Underlying Asset or its components on or shortly before the applicable valuation dates.  These steps may also involve transactions of the type contemplated above.  Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above; similarly, we may elect not to enter into any such transactions.  Investors will not have knowledge about our hedging positions.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account.  No holder of any notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

UNDERLYING STOCK ISSUERS

Each Underlying Stock will be registered under the Exchange Act.  Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically.  This information is filed with the SEC and can be inspected and copied by you at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, information filed by the Underlying Stock Issuer with the SEC electronically is available to the public over the Internet at the SEC’s website at http://www.sec.gov.  In addition, information about the Underlying Stock Issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information.  We will not independently investigate the accuracy or completeness of any such information.

We will set forth summary information about each Underlying Stock Issuer in the applicable pricing supplement, and will also provide recent historical price information relating to the Underlying Asset.  You should not rely on any such historic information as an indication of the Underlying Asset’s future performance.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the notes.  It does not purport to be a complete analysis of all tax considerations relating to the notes.  Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes.  This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Tax Considerations

For a summary of Canadian tax considerations relevant to an investment in the notes, please see the sections entitled “Canadian Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations ” in the accompanying prospectus supplement.

With respect to any interest payable on the notes, or any portion of the principal amount of the notes in excess of the issue price, such interest or principal, as the case may be, will not be subject to Canadian Non-Resident withholding tax, unless otherwise specified in the applicable pricing supplement.

Supplemental U.S. Federal Income Tax Considerations

The following is a general description of certain U.S. tax considerations relating to the notes.  It does not purport to be a complete analysis of all tax considerations relating to the notes.  Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes.  This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The following disclosure—including the opinion of Morrison & Foerster LLP—has been prepared without regard to any particular note that you may purchase in the future and, therefore, is provided solely as a matter of general information.  You should not rely upon the following disclosure (including the opinion of Morrison & Foerster LLP), or the disclosure under “United States Federal Income Taxation” in the prospectus or “Certain Income Tax Consequences—United States Federal Income Taxation” in the prospectus supplement, with regard to an investment in any particular note because this disclosure (including the opinion of Morrison & Foerster LLP) does not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the pricing supplement applicable to your notes indicates that you may rely on the following disclosure and expressly states that you may rely on the opinion of Morrison & Foerster LLP.  Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below.  Consequently, any tax disclosure relevant to any note you may purchase will be set forth only in the pricing supplement relating to your note, and, unless the pricing supplement indicates otherwise, you should not rely on the tax disclosure below or in the prospectus supplement or prospectus in deciding whether to invest in any note.  In addition, this tax disclosure assumes the following for all notes issued off of this product supplement: (i) no periodic payments of interest will be made on the notes; and (ii) there is a significant possibility of a significant loss of principal on an investment in the notes.  Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular note you propose to purchase.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus).  It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether any Underlying Stock Issuer would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply.  You should refer to any available information filed with the SEC by each Underlying Stock Issuer and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this product supplement as a pre-paid cash-settled derivative contract in respect of the Underlying Asset or a Basket for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization.  If the notes are so treated, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, a United States holder should generally recognize capital gain or loss upon the sale or maturity of the notes in an amount equal to the difference between the amount a United States holder receives at such time and the United States holder’s tax basis in the notes.  In general, a United States holder’s tax basis in the notes will be equal to the price the holder paid for the notes.  Capital gain recognized by an individual United States holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.  The holding period for notes of a United States holder who acquires the notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the notes.  If the notes are held by the same United States holder until maturity, that holder’s holding period will generally include the maturity date. It is possible that the Internal Revenue Service could assert that a United States holder’s holding period in respect of the notes should end on the date on which the amount the holder is entitled to receive upon the maturity of the notes is determined, even though the holder will not receive any amounts from us in respect of the notes prior to the maturity of the notes. In such case, a United States holder may be treated as having a holding period in respect of the notes that is one year or less even if the holder receives cash upon maturity of the notes at a time that is more than one year after the beginning of its holding period.

Potential Application of Section 1260 of the Code

If the Underlying Asset is or includes the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as ETFs, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, unless otherwise specified in the applicable pricing supplement, there exists a substantial risk that an investment in a note is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Code applies.  If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a United States holder in respect of a note will be recharacterized as ordinary income (the “Excess Gain”).  In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).

If an investment in a note is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a United States holder in respect of the note will be recharacterized as ordinary income.  It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the note will equal the excess of (i) any long-term capital gain recognized by the United States holder in respect of the note and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such United States holder would have had if such United States holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the note attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets upon the date of sale, exchange, or settlement of the note at fair market value (and appropriately taking into account any leveraged upside exposure).  Alternatively, the Internal Revenue Service may contend that the Excess Gain should not be limited to amounts attributable to a Section 1260 Financial Asset, but should instead apply to all of the Underlying Asset(s).  To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain.  United States holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the note.

Under Section 1260 of the Code, there is a presumption that the net underlying long-term capital gain is zero (with the result that the recharacterization and interest charge described above would apply to all of the gain from the notes that otherwise would have been long-term capital gain), unless the contrary is demonstrated by clear and convincing evidence. Holders will be responsible for obtaining information necessary to determine the net underlying long-term capital gain with respect to the corresponding Section 1260 Financial Assets, as we do not intend to supply holders with such information.  Holders should consult with their tax advisor regarding the application of the constructive ownership transaction to their notes and the calculations necessary to comply with Section 1260 of the Code.

Alternative Treatments

Alternative tax treatments of the notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument.  If the notes have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the notes are so treated, a United States holder would generally be required to accrue interest currently over the term of the notes even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a United States holder might recognize upon the sale or maturity of the notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss.  If the notes are treated as a single debt instrument that has a term of no more than one year, the notes would be treated as a single contingent short-term debt instrument, which would also result in tax consequences that are different from those described above.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the notes should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they sought taxpayer comments on the subject.  It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  Unless stated otherwise in the relevant pricing supplement, we intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-United States Holders

The following discussion applies to non-United States holders of the notes.  A non-United States holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-United States holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a United States holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-United States holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder.  Under proposed Treasury Department regulations, payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, may be treated as dividend equivalents. If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the notes on or after January 1, 2016 that are treated as dividend equivalents.  However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act was enacted on March 18, 2010 and will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

These withholding and reporting requirements generally apply to payments made after June 30, 2014.  Account holders subject to information reporting requirements pursuant to the Foreign Account Tax Compliance Act may include holders of the notes.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules.  Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan.  A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption.  Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S., or other laws (“Similar Laws”).

The acquisition of notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption.  The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of notes.  These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of notes offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “Service Provider Exemption”).  Any Plan fiduciary relying on the Service Provider Exemption and purchasing the notes on behalf of a Plan must initially make a determination that (x) the Plan is paying no more than, and is receiving no less than, “adequate consideration” in connection with the transaction and (y) neither we nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice with respect to the assets of the Plan which such fiduciary is using to purchase, both of which are necessary preconditions to reliance on the Service Provider Exemption.  If we or any of our affiliates provides fiduciary investment management services with respect to a Plan’s acquisition of the notes, the Service Provider Exemption may not be available, and in that case, other exemptive relief would be required as precondition for purchasing the notes.  Any Plan fiduciary considering reliance on the Service Provider Exemption is encouraged to consult with counsel regarding the availability of the exemption.  There can be no assurance that any of the foregoing exemptions will be available with respect to any particular transaction involving the notes, or that, if an exemption is available, it will cover all aspects of any particular transaction.

Because we or our affiliates may be considered to be a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is not otherwise prohibited.  Except as otherwise set forth in any applicable pricing supplement, by its purchase of any notes, each purchaser (whether in the case of the initial purchase or in the case of a subsequent transferee) will be deemed to have represented and agreed by its purchase and holding of the notes offered hereby that either (i) it is not and for so long as it holds a note, it will not be a Plan, a Plan Asset Entity, or a Non-ERISA Arrangement, or (ii) its purchase and holding of the notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of such a Non-ERISA Arrangement, under any Similar Laws.

In addition, any purchaser that is a Plan or a Plan Asset Entity or that is acquiring the notes on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) neither we nor any of our respective affiliates or agents are a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a non-ERISA Arrangement under any Similar Laws with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by us or our affiliates or agents of any rights in connection with the notes, (b) no advice provided by us or any of our affiliates or agents has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates or agents to the purchaser with respect to the notes is not intended by us or any of our affiliates or agents to be impartial investment advice and is rendered in our or our affiliates’ or agents’ capacity as a seller of such notes and not a fiduciary to such purchaser.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the Service Provider Exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable.  Purchasers of notes have exclusive responsibility for ensuring that their purchase and holding of notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws.  The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

With respect to each note to be issued, we will agree to sell to BMO Capital Markets Corp., and BMO Capital Markets Corp. will agree to purchase from us, the principal amount of the note specified, at the price specified in the applicable pricing supplement, less the indicated underwriting commission.  BMO Capital Markets Corp. may also resell the notes to other brokers or dealers in connection with any offering.  BMO Capital Markets Corp. or another of our affiliates may repurchase and resell outstanding notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  For more information about the plan of distribution, the distribution agreement and possible market-making activities see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.